Filed Pursuant to Rule 433
Registration Nos. 333-284087 & 333-284087-07

*PRICING DETAILS* $1.997Bn+ (Offered) Hyundai Prime Auto Loan (HART 2026-D)

Joint Bookrunners: BNP Paribas (struc), BofA, Scotia, Societe Generale, and US Bancorp

Co Managers: CIBC and HSBC

--- ANTICIPATED CAPITAL STRUCTURE ---

CLS	AMT($MM)	WAL^	S/F	P.WIN^	E.FNL^	L.FNL	BENCH	SPRD	YLD(%)	CPN(%)	$PX
A-1	425.000	0.27	A-1+/F1+	01-06	05/27	11/27	I-CRV	+ 14	4.277	4.277	100.00000
A-2-A	543.800	1.09	AAA/AAA	06-20	07/28	11/29	I-CRV	+ 40	4.812	4.76	99.99515
A-2-B	150.000	1.09	AAA/AAA	06-20	07/28	11/29	SOFR30A	+ 40			100.00000
A-3	693.800	2.44	AAA/AAA	20-41	04/30	08/31	I-CRV	+ 44	5.082	5.02	99.97923
A-4	86.290	3.57	AAA/AAA	41-45	08/30	04/33	I-CRV	+ 47	5.166	5.11	99.99572
B	36.870	3.85	AA+/AA+	45-47	10/30	04/33	I-CRV	+ 65	5.355	5.29	99.97821
C	61.450	4.07	AA/A+	47-49	12/30	02/34	I-CRV	+ 85	5.562	5.49	99.96840

^ Assumes a 1.30% ABS prepayment assumption priced to a 5% Clean Up Call

--- Transaction Details ---

* Offered Size : $1,997,210,000

* Bloomberg Ticker : HART 2026-D

* Expected Ratings : S&P / Fitch

* Format : SEC Registered

* Pricing Speed : 1.30% ABS to 5% Clean Up Call

* Min. Denoms : $1K x $1K

* RR Compliant : US - Yes | EU - No | UK - No

* Expected Pricing : PRICED

* Expected Settlement : 11/10/26

* First Pay Date : 12/15/26

* ERISA : Yes

* Bill & Deliver : BNP Paribas

--- Available Materials ---

* Preliminary Prospectus, Rating FWP, CDI (attached)

* Intexnet Dealname : bphart26d_mkt_max ; Password: 42YB

* Deal Roadshow : https://dealroadshow.com ; Passcode: HART26_D

--- HART 2026-D CUSIPs/ISNS ---

Class A-1: 448985 AA9 / US448985AA99

Class A-2-A: 448985 AB7 / US448985AB72

Class A-2-B: 448985 AC5 / US448985AC55

Class A-3: 448985 AD3 / US448985AD39

Class A-4: 448985 AE1 / US448985AE12

Class B: 448985 AF8 / US448985AF86

Class C: 448985 AG6 / US448985AG69

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